Exhibit (c)(12)

- CONFIDENTIAL -

CENTER|VIEW PARTNERS

Project Canine

Confidential Discussion Materials for the

Special Committee of the Board of Directors of Collie

May 21, 2013

- CONFIDENTIAL -

Disclaimer

This presentation has been prepared by Centerview Partners LLC ( “Centerview”) for use solely by the Special Committee of the Board of Directors (the “Special Committee”) of Collie (the “Company”) and the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) in connection with its evaluation of the proposed transaction and the Company’s strategic alternatives and for no other purpose. The information contained herein is based upon information supplied by the Company and publicly-available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning solvency or fair value of the Company, its assets or any other entity. With respect to financial forecasts, we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and at your direction we have relied upon such forecasts, as provided by the Company’s management, with respect to the Company and Shepherd. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise.

The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company.

These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview is intended solely for the benefit and use of the Special Committee and the Audit Committee (in their capacity as such) in their consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of the Company or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. This presentation is not a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

Center|view Partners

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Situation Update

Key Developments Subsequent to December 17, 2012 Shepherd Transaction Announcement

Initial Dalmatian non-binding proposal received on December 28, 2012

– Special Committee determined fiduciary duties required discussions and/or negotiations with Dalmatian

– Dalmatian subsequently provided revised versions of its non-binding proposal

– On March 8, 2013, Collie sent letter to Dalmatian advising that, among other things, Dalmatian’s most-recent proposal needed to be revised to address continued conditionality

– To date, Dalmatian has not provided a substantive response

Special Committee elected not to take January and February draws under Shepherd interim financing

– Elected to resume draws in March, given liquidity position and status of Dalmatian discussions

Several Collie shareholders have publicly indicated dissatisfaction with Shepherd transaction(1)

– Crest Financial (7.9%): Filed complaint in Delaware Court, petitioned FCC to deny requisite approvals, retained D.F. King and launched a proxy solicitation against the Shepherd Transaction

– Mt. Kellett (7.2%) : Sent a letter to Special Committee alleging breach of fiduciary duties and urging Special Committee to “thoroughly and thoughtfully” evaluate Dalmatian proposal

– Aurelius (2.3%)(2) : Filed a complaint in Delaware Court, alleging Collie directors and Shepherd breached fiduciary duties

– Investor Group (17.4%): Mt. Kellett, Highside Capital, Glenview Capital and Chesapeake entered into an agreement to collectively engage with Shepherd and other interested parties

(1) Amounts in parenthesis represent ownership percentage based on Class-A equivalent shares outstanding as of April 30, 2013, excluding shares held by Shepherd.

(2) Based on public reports indicating Aurelius holds ~17 million Collie shares.

Center|view Partners

- CONFIDENTIAL -

Situation Update (cont’d)

In January 2013, AT&T announced the acquisition of two large blocks of spectrum; neither is directly-comparable to Collie’s spectrum portfolio

In February 2013, Special Committee requested that Blackstone “refresh” its perspectives on Collie’s restructuring alternatives

On April 4, 2013, Centerview received an inbound call from Verizon Wireless registering its interest in purchasing a portion of Collie’s spectrum

Subsequently submitted a written non-binding indication of interest in acquiring EBS licenses covering 105mm to 113mm POPs in top 25 markets for $0.22 to $0.30 per MHz-pop

In early-April 2013, Crest and Aurelius submitted separate interim financing proposals totaling $320mm

While certain terms may be more favorable than Shepherd interim financing, proposals are not actionable under current agreements

On April 15, 2013, Dalmatian proposed a merger between Dalmatian and Shepherd

Shepherd has formed a Special Committee to evaluate the Dalmatian proposal

In May 2013, proxy advisory firms ISS, Glass Lewis and Egan-Jones released their recommendations to Collie shareholders with respect to the Shepherd transaction

ISS and Egan-Jones recommend shareholders vote to approve transaction

Glass Lewis recommends shareholders vote against transaction

On May 20, 2013, Shepherd submitted a revised proposal to acquire the outstanding shares of Collie it does not already own for $3.40 per share (the “Revised Proposal”)

Collie adjourned its shareholder meeting (originally scheduled for May 21, 2013) to May 30, 2013

Center|view Partners

- CONFIDENTIAL -

Overview of Shepherd Proposal

Current Agreement Revised Proposal

Consideration

$2.97/share in cash for 100% of equity interests it does not already own

$3.40/share in cash for 100% of equity interests it does not already own

Structure

Reverse triangular merger

Conditions to Sign - General

Approval of Collie and Shepherd Boards of Directors

Approval of St. Bernard

Conditions to Sign - SIGs

Voting agreements in favor of the transaction

Equityholders’ Agreement terminated at closing

SIG put right to Shepherd at deal price (pursuant to RoFO) if Collie shareholders do not approve merger

Significant Conditions to Close

Collie shareholder vote

Closing of Shepherd/St. Bernard transaction (or closing of a replacement transaction)

No MAE on Collie

Regulatory approval (Shepherd required actions limited to actions that would not have an MAE measured against Collie) and other standard closing conditions

Termination / Termination Payment(s)

Board can change its recommendation if required to do so pursuant to its fiduciary duties, subject to (i) no fiduciary termination right and (ii) force-the-vote provision

If merger agreement is terminated because (i) the Shepherd/St. Bernard transaction is terminated (other than for a replacement transaction) or (ii) the outside date is reached and the Shepherd/St. Bernard transaction has not closed and

Collie is not in breach of its reps or covenants, Shepherd must (a) make a $100mm prepayment against accelerated network buildout(1) and (b) forgive $120mm of interim financing

Other

$21mm basket for retention payments to non-management employees

Interim Financing

No change

(1) Prepayment payable in January 2014 assuming network milestones have been satisfied.

Center|view Partners

- CONFIDENTIAL -

Overview of Shepherd Proposal

Key Financial Statistics

	Shepherd / St. Bernard	Day Prior to Prelim. Proposal	Day Prior to "Leak"	Current	Merger Agreement	Revised Proposal
Price	$1.30	$2.12	$2.40	$3.26	$2.97	$3.40
Date	10/10/12	11/20/12	12/10/12	5/20/13		
Aggregate Equity Value[1]	$1,955	$3,528	$3,994	$5,427	$4,943	$5,660
Aggregate Enterprise Value[1][2]	7,901	9,234	9,700	11,133	10,649	11,366
EV / MHz-pop[3]	**$0.168**	**$0.196**	**$0.206**	**$0.237**	**$0.227**	**$0.242**
Transaction Highlights						
Increase vs. Preliminary Proposal					$283 / 14.2%	$613 / 30.8%
Increase vs. Merger Agreement					N/A	$330 / 14.5%
Value of Non-Shepherd Equity					2,273	2,603
Premia[4]						
vs. Spot Prices						
Current ($3.26)					(8.9%)	4.3%
52-Wk. High ($2.69)					10.4%	26.4%
1-Day Prior to "Leak" ($2.40)					23.8%	41.7%
1-Day Prior to Preliminary Proposal ($2.12)					40.1%	60.4%
1-Day Prior to Shepherd Acknolwedgement of St. Bernard Discussions ($1.30)					128.5%	161.5%
52-Wk. Low ($0.90)					230.0%	277.8%
vs. Trading Averages						
4-Weeks ($2.27)					30.8%	49.7%
3-Mos. ($1.93)					54.1%	76.4%
6-Mos. ($1.63)					82.7%	109.1%

Source: Collie management, Company filings and FactSet, as of May 20, 2013.
Note: U.S. dollars in millions, except per MHz-pop and per share amounts. Date ranges reflect calendar ranges. Capitalization data have been updated to reflect current shares and debt outstanding.
(1) Based on fully-diluted shares outstanding. Assumes conversion of $240 million of Shepherd interim financing if Collie share price is greater than $1.50 / share.
(2) Based on projected June 30, 2013 net debt balance, including $1.8bn NPV of spectrum leases. Assumes conversion of $240 million of Shepherd interim financing if Collie share price is greater than $1.50 / share.
(3) Based on 47.0bn MHz-pops.
(4) Based on closing prices prior to December 11, 2012 "leak," other than current share price.

CENTERVIEW PARTNERS 5

- CONFIDENTIAL -

Valuation Summary

$3.40 Prior(1) Source of Change

Historical Trading Ranges $0.90 $2.69 $3.44 $0.90 to $2.69 Reflects prices post-announcement

Pre-Leak 52-Week Closing Low - 7/25/12

Pre-Leak 52-Week Closing High - 10/15/12

Current 52-Week Closing High - 4/26/13 Pre-Leak

Analyst Price Targets(2) $3.00 $3.15 $2.00 to $4.00 Reflects current estimates

Precedent Spectrum Acquisitions(3)

$0.176 - $0.255 / MHz-POP $1.55 $3.75 $1.90 to $4.35 Change in Collie capital structure

Precedent Cash Transactions

~ 32% Premium to 1-Day Pre-Shepherd / St. Bernard ($1.30) $1.70 $2.80 $3.30 $1.70 to $2.80 / $3.30 Additional precedent transactions

~ 32% Premium to 1-Day Prior to Preliminary Offer ($2.12)

~ 37% Premium to 12/10/12 Close ($2.40)

Precedent Minority Squeeze-Outs

~ 30% Premium to 1-Day Pre-Shepherd / St. Bernard ($1.30) $1.70 $2.75 $3.10 Same as current N/A

~ 30% Premium to 1-Day Prior to Preliminary Offer ($2.12)

~ 30% Premium to 12/10/12 Close ($2.40)

DCF - Single-Customer Case(4)

10.0% - 17.5% WACC $0.00 $0.70 $0.00 to $0.75 Updated SCC

1.0% - 3.0% Perpetuity Growth Rate

DCF - Multi-Customer Case

10.0% - 17.5% WACC $3.25 $13.90 $3.45 to $15.50 Updated MCC

1.0% - 3.0% Perpetuity Growth Rate

$0.00 $1.00 $2.00 $3.00 $4.00

Note: Figures rounded to nearest $0.05, except historical trading ranges.

(1) Represents range presented in Centerview Partners Confidential Discussion Materials for the Special Committee of the Board of Directors of Collie, dated December 16, 2012.

(2) Excludes high and low price targets.

(3) Based on completed transactions involving MSS, WCS and 2.5GHz spectrum bands. Price/MHz-pop for AT&T acquisition of Nextwave spectrum includes C/D blocks not immediately usable due to requirement for “guard bands.” Excluding guard bands yields implied price of $0.37/MHz-pop.

(4) Negative equity values expressed as $0.00. Does not reflect proceeds from divestiture of excess spectrum.

Center|view Partners

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Recent Share Price Performance and Trading Volume

$ / Share $5.00 $4.50 $4.00 $3.50 $3.00 $2.50 $2.00 $1.50 $1.00 $0.50

Shares (mm) 500 450 400 350 300 250 200 150 100 50 -

Jan-12 Mar-12 May-12 Jul-12 Sep-12 Nov-12 Jan-13 Mar-13 May-13

Collie Trading Averages

Pre-“Leak”(1) Current

4-Weeks $2.27 $3.30

3-Months 1.93 3.24

6-Months 1.63 3.08

Revised Proposal: $3.40

Shepherd Transaction Announ. (12/17/12)

Revised Shepherd Offer (5/20/13)

Shepherd 13D Filed (12/13/12)

Dalmatian/Collie Proposal Announ. (1/8/13)

Shepherd / English Setter Transaction (10/18/12)

Shepherd / Collie Leak (12/11/12)

Dalmatian/Shepherd Proposal Announ. (4/15/13)

Shepherd / St. Bernard (10/11/12)

Preliminary Shepherd Offer (11/21/12)

Source: FactSet, as of May 20, 2013.

Note: Trading volume in millions of shares.

(1) Based on closing prices prior to December 11, 2012 “leak.”

Center|view Partners

- CONFIDENTIAL -

Analyst Price Targets

Pre-“Leak”(1) Current

Analyst Rating(2) Price Target(3) Report Date Rating(2) Price Target(3) Report Date

Zachary Buy $5.00 Oct-12 –Suspended Coverage–

BofA Merrill Lynch Buy 4.00 Oct-12 na na Feb-13

JPMorgan Hold 4.00 Dec-12 Hold na Apr-13

Wells Fargo Buy 3.75 Jul-12 Hold 2.97 May-13

Davidson Buy 3.00 Oct-12 Sell 2.97 Apr-13

Guggenheim Buy 3.00 Oct-12 Hold 3.00 Apr-13

JANCO Buy 2.75 Aug-12 –Suspended Coverage–

Macquarie Hold 2.75 Nov-12 Hold 3.50 Apr-13

RBC Hold 2.50 Nov-12 –Suspended Coverage–

Jefferies Hold 2.00 Oct-12 Hold 3.15 Apr-13

Evercore Hold 1.75 Oct-12 –Suspended Coverage–

UBS Hold 1.75 Oct-12 Hold 3.00 Apr-13

Source: Wall Street research and FactSet. Excludes analysts for whom price target is not available.

(1) Reflects price targets prior to December 11, 2012 “leak.”

(2) Reflects standardized text, as per ThomsonOne.

(3) Reflects near-term price target, as per analyst research.

Center|view Partners

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Precedent Spectrum Acquisitions

Precedent spectrum valuations are influenced by a number of factors including: situational context (e.g., distressed sale), immediately deployable vs. requiring regulatory approval, strategic value to acquiror, portfolio size, geographic coverage, useable spectrum as a percentage of total portfolio, etc.

	Acquiror	Target	$ / MHz-pop	Date Annc.	Txn Value	Total MHz-pop	Comment
Prelim. Proposals	Dalmatian	Collie	$0.216	NA	$2,460	11,367	▪ Preliminary Dalmatian proposal to Collie (Dec-12)
Prelim. Proposals	Verizon	Collie	$0.220 to $0.300	NA	1,045 to 1,425	~4,750	▪ Range based on preliminary Verizon proposal to Collie ▪ Top 25 markets; leased spectrum
2.5 GHz	Collie	Shepherd Spectrum	$0.255	5/7/08	$7,400[1]	28,989[2]	▪ Reflects price for spectrum contributed by Shepherd for stake in Collie
2.5 GHz	Shepherd	English Setter	$0.211	10/18/12	9,897	47,000	▪ Based on $2.97/share[3] ▪ Assumes Collie Dec-12 capital structure
2.5 GHz	Collie	BellSouth	$0.176	2/15/07	300	1,700	▪ Regulatory divestiture in connection with AT&T/BellSouth
WCS	AT&T	NextWave[4]	$0.211	8/2/12	600	2,846[5]	▪ Price includes guard bands; ex. yields $0.37 / MHz-pop ▪ Subject to FCC approval of AT&T / Sirius plan
MSS	Harbinger (LightSquared)	SkyTerra	$0.247	9/23/09	1,849	7,500	▪ Regulatory requirement for significant build-out
MSS	Dalmatian	DBSD	$0.227	2/1/11	1,364[6]	6,000	▪ Transactions included satellites ▪ Required $114mm payment to Shepherd ▪ FCC approval required prior to terrestrial use ▪ Distressed sale
MSS	Dalmatian	Terrestar	$0.209	6/14/11	1,382[6]	6,600	
AWS	Verizon	SpectrumCo	$0.695	12/2/11	$3,600	5,180	▪ Contiguous with holdings / able to immediately deploy ▪ Part of larger agreement with Cable Companies
AWS	Verizon	Cox	$0.563	12/16/11	315	560	▪ Contiguous with holdings / able to immediately deploy ▪ Complementary to SpectrumCo Acquisition
AWS	Various	Nextwave Spectrum	$0.253	7/17/08	150	593[7]	

Reflected in valuation summary (2.5 GHz, WCS and MSS transactions)

Source: Company filings, FCC reports and Wall Street research.
Note: Figures in millions, except $ / MHz-pop.
(1) Reflects total transaction size at headline "target" price of $20 / share (price after post-closing adjustments to be within $17-$23 range).
(2) Reflects Shepherd spectrum to be contributed, as of 4/30/08. Merger agreement specifies a minimum of 27,540 MHz-pop at closing.
(3) English Setter entitled to receive Make Whole Payment if Shepherd acquires Collie shares for greater than $2.97 per share.
(4) Transaction was primarily WCS but also included AWS spectrum.
(5) Includes C/D blocks not immediately usable due to requirement for "guard bands." 1,607 MHz-pop excluding C/D blocks.
(6) Final closing prices as per Q1'12 10-Q.
(7) Divestiture included both 10 and 20 MHz blocks; assumes average of 15 MHz, as per Wall Street research.

CENTERVIEW PARTNERS 9

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Precedent Premiums Paid in Recent Cash Transactions

Selected Cash Transactions with Equity Values between $1.0-$5.0 billion(1)

Revised Proposal

162% 156%

111%

82%

60% 58%

51%

53%

45%

44% 44%

42%

32% 35% 36%

37% 38%

38%

23% 26%

20%

1-Day 1-Wk 4-Wks

1-Day 1-Wk 4-Wks

1-Day 1-Wk 4-Wks

1-Day 1-Wk 4-Wks

1-Day 1-Wk 4-Wks

1-Day 1-Wk 4-Wks

1-Day 1-Wk 4-Wks

25th Percentile

Median

Mean

75th Percentile

Pre-Leak

Prior to Preliminary Proposal

Prior to St. Bernard-Shepherd Announcement

Source: Thomson SDC.

(1) Includes 115 cash-only transactions announced since January 1, 2009 with non-financial, non-real estate public U.S. targets.

Center|view Partners

- CONFIDENTIAL -

Precedent Minority Squeeze-Out Transactions

Selected Cash Transactions Greater than $1.0 billion

Date				Ownership			Txn	Preliminary Offer		Final Offer				
											Premium			Price
Annc.	Closed	Target	Acquiror	% Prior	% Acq.	% PF	Value[1]	Price	Prem.[2]	Price	1-Day	1-Week	4-Week	Increase[3]
6/2/10	8/30/10	Gerdau Ameristeel	Gerdau Steel N. America	66.3%	33.7%	100.0%	$1.6	$11.00	53.4%	$11.00	53.4%	57.1%	56.9%	-
9/4/09	10/28/09	Odyssey Re Holdings	Fairfax Financial Holdings	72.6%	27.4%	100.0%	1.0	60.00	20.0%	65.00	30.0%	29.9%	39.9%	8.3%
8/12/08	11/5/08	UnionBanCal	Bank of Tokyo-MUFJ	65.4%	34.6%	100.0%	3.7	63.00	9.1%	73.50	27.2%	29.5%	104.4%	16.7%
7/21/08	3/26/09	Genentech	Roche Holdings AG	55.7%	44.3%	100.0%	46.8	89.00	8.8%	95.00	16.1%	26.0%	28.1%	6.7%
3/10/08	1/2/09	Nationwide Financial	Nationwide Mutual Insurance	66.3%	33.7%	100.0%	2.5	47.20	26.7%	52.25	40.2%	31.0%	31.0%	10.7%
11/20/06	4/20/07	TD Banknorth	TD Bank Financial Group	57.0%	43.0%	100.0%	3.2	32.33	7.3%	32.33	7.3%	9.1%	8.6%	-
2/6/06	5/16/06	Lafarge North America	Lafarge S.A.	53.2%	46.8%	100.0%	2.9	75.00	17.4%	85.50	33.8%	34.4%	40.5%	14.0%
9/1/05	11/8/05	7-Eleven	Seven & I Holdings	72.7%	27.3%	100.0%	1.3	32.50	14.7%	37.50	32.3%	31.0%	14.1%	15.4%
8/2/04	12/8/04	Cox Communications	Cox Enterprises	62.2%	37.8%	100.0%	8.5	32.00	16.0%	34.75	26.0%	24.6%	25.2%	8.6%

All Transactions	Prem.	1-Day	1-Week	4-Week	Price Increase
Min	7.3%	7.3%	9.1%	8.6%	-
Mean	19.3%	29.6%	30.3%	38.8%	8.9%
Median	16.0%	30.0%	29.9%	31.0%	8.6%
Max	53.4%	53.4%	57.1%	104.4%	16.7%

Transactions with Price Increases	Price Increase
Mean	11.5%
Median	10.7%

Source: Company filings, Thomson SDC, Bloomberg and Capital IQ.
Note: Date ranges reflect calendar ranges (e.g., 4 weeks days reflects 28 calendar days).
(1) Reflects value of equity acquired. U.S. dollars in billions.
(2) Premium to target's stock price 1-day prior to preliminary announcement.
(3) Initial to final.

CENTERVIEW PARTNERS 11

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Management Plan Overview

Management has provided Centerview with an updated set of financial projections dated May 10, 2013

Consistent with prior approach, management prepared two sets of projections, differing primarily with respect to the Company’s assumed wholesale customer base:

Single-Customer Case (“SCC”) assumes Shepherd remains Collie’s only wholesale customer

Multi-Customer Case (“MCC”) assumes substantial non-Shepherd LTE network traffic beginning in late-2014

The primary changes reflected in these projections versus those provided in Fall 2012, include:

Actual results for Q4 2012 and Q1 2013

$240 million cash benefit from March, April and May 2013 Shepherd interim financing draws

Improved retail business projections based on recent trends

Under MCC, non-Shepherd wholesale revenue assumed to roll-on 6 months later than under prior projections due to continued lack of success in attracting another meaningful customer

Both plans assume 2k LTE sites on-line by mid-2013, 5k site by year-end 2013 and 8k by year-end 2014

Both the SCC and the MCC continue to contemplate substantial funding gaps (~$3.5bn and ~$2.1bn, respectively) to reach free cash flow positive

Per Collie management, feasibility of achieving MCC is reduced relative to the end of 2012

Despite a concerted effort over the past several years, Collie has yet to attract another meaningful wholesale customer other than Shepherd

Given an estimated nine-month lead time to put traffic on-net, the MCC implies one or more very significant new-customer win(s) in the immediate future

Source: Collie management.

(1) Analysis does not reflect proceeds from divestiture of excess spectrum.

Center|view Partners

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Management Plan Overview

Financial Summary – Updated as of May 10, 2013

SCC

	2011A	2012A	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	12 -'20 CAGR
Revenue	**$1,253**	**$1,265**	**$1,254**	**$885**	**$1,145**	**$1,611**	**$1,977**	**$2,288**	**$2,576**	**$2,732**	*10.1%*
Adjusted EBITDA[1]	**($305)**	**($155)**	**($187)**	**($586)**	**($351)**	**$254**	**$618**	**$1,049**	**$1,355**	**$1,440**	*NM*
% Margin	*-24.3%*	*-12.3%*	*-14.9%*	*-66.2%*	*-30.7%*	*15.8%*	*31.3%*	*45.9%*	*52.6%*	*52.7%*	
Capital Expenditures	(220)	(181)	(371)	(375)	(146)	(161)	(233)	(229)	(295)	(317)	*7.2%*
Interest Expense	(474)	(511)	(512)	(512)	(512)	(512)	(512)	(512)	(512)	(512)	*0.0%*
Free Cash Flow	(1,357)	(605)	(1,066)	(1,478)	(1,248)	(483)	(174)	265	510	591	*NM*
Interim Financing Draw	-	-	240	-	-	-	-	-	-	-	*NM*
Cash Balance / (Deficit)	**$1,108**	**$869**	**$58**	**($1,479)**	**($2,776)**	**($3,293)**	**($3,496)**	**($3,238)**	**($2,735)**	**($2,152)**	

MCC

	2011A	2012A	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	12 -'20 CAGR
Revenue	**$1,253**	**$1,265**	**$1,254**	**$966**	**$1,875**	**$3,415**	**$4,608**	**$5,666**	**$6,640**	**$7,040**	*23.9%*
Adjusted EBITDA[1]	**($305)**	**($155)**	**($187)**	**($505)**	**$378**	**$2,056**	**$3,199**	**$4,316**	**$5,248**	**$5,517**	*NM*
% Margin	*-24.3%*	*-12.3%*	*-14.9%*	*-52.3%*	*20.2%*	*60.2%*	*69.4%*	*76.2%*	*79.0%*	*78.4%*	
Capital Expenditures	(220)	(181)	(371)	(375)	(188)	(341)	(461)	(567)	(664)	(704)	*18.5%*
Interest Expense	(474)	(511)	(512)	(512)	(512)	(512)	(512)	(512)	(512)	(512)	*0.0%*
Free Cash Flow	(1,357)	(605)	(1,066)	(1,399)	(648)	1,008	2,079	2,539	2,399	2,607	*NM*
Interim Financing Draw	-	-	240	-	-	-	-	-	-	-	*NM*
Cash Balance / (Deficit)	**$1,108**	**$869**	**$58**	**($1,400)**	**($2,097)**	**($1,124)**	**$926**	**$3,458**	**$5,850**	**$8,450**	

Indicates Maximum Funding Gap

Source: Financial projections per Collie management.
Note: U.S. dollars in millions.
(1) Adjusted EBITDA excludes non-cash charges per Collie management calculation.

CENTERVIEW PARTNERS

13

- CONFIDENTIAL -

Illustrative DCF Value

SCC – Equity Value / Share

Plan requires ~$3.5 billion additional funding to achieve forecast

Perpetuity Growth Rate

1% 2% 3%

10.0% ($0.18) $0.19 $0.68

12.5% (1.21) (1.02) (0.79)

WACC 15.0% (1.84) (1.73) (1.60)

17.5% (2.26) (2.19) (2.11)

SCC – Implied Terminal Value Multiple

Perpetuity Growth Rate

1% 2% 3%

10.0% 5.9x 6.7x 7.7x

12.5% 4.6 5.1 5.7

WACC 15.0% 3.8 4.1 4.5

17.5% 3.2 3.5 3.7

MCC – Equity Value / Share

Plan requires ~$2.1 billion additional funding to achieve forecast

Perpetuity Growth Rate

1% 2% 3%

10.0% $10.93 $12.24 $13.92

12.5% 7.18 7.85 8.66

WACC 15.0% 4.82 5.21 5.66

17.5% 3.23 3.47 3.74

MCC – Implied Terminal Value Multiple Perpetuity Growth Rate

1% 2% 3% 10.0% 5.9x 6.7x 7.8x

12.5% 4.6 5.1 5.7

WACC 15.0% 3.8 4.1 4.5

17.5% 3.2 3.5 3.7

Source: Financial projections per Collie management. Note: Includes present value of NOLs per management.

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- CONFIDENTIAL -

Illustrative WACC Analysis

Illustrative WACC Over Time

Max Debt Yields

Prior to St. B. Annc.

Pre-Leak

Current

(10/11/11) (10/10/12) (12/10/12) (5/20/13)

Cost of Equity

14.3% 14.5% 12.9% 13.1%

Cost of Debt – At Par

Wtd Avg. Cost of Debt (Incl. Leases) – At Par

11.1% 11.1% 11.1% 11.1%

(Less): Taxes @ 38%

(4.2%) (4.2%) (4.2%) (4.2%)

After-Tax Cost of Debt – At Par

6.9% 6.9% 6.9% 6.9%

WACC – At Par

9.1% 9.2% 9.6% 10.3%

Cost of Debt – Based on Traded Notes Yield-to-Worst Weighted Avg. Yield-to-Worst(1)

27.4% 12.5% 9.2%

(Less): Taxes @ 38%

(10.4%) (4.8%) (3.5%)

After-Tax Cost of Debt – At Yield-to-Worst

17.0% 7.8% 5.7%

na

WACC – At Yield-to-Worst

16.2% 9.8% 8.9%

na

Source: Bloomberg, Ibbotson and Advantage Data.

(1) Based on yield-to-worst of currently outstanding traded notes.

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